MANAGEMENT'S REPORT ON THE EFFECTIVENESS OF
                    THE INTERNAL
       CONTROL STRUCTURE RELATIVE TO THE SERVICING OF
            AUTOMOBILE LOAN RECEIVABLES


       The management of the Bank is responsible for establishing and maintaining the internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles.

       We have performed an evaluation of the effectiveness of the Bank's internal control structure based on the criteria established in Internal Control - Integrated Framework issued by the Committee of
       Sponsoring Organizations of the Treadway Commission ("COSO") relative to the servicing of automobile loan receivables owned by Chevy Chase Auto Receivables Trusts Series 1995-1, 1995-2 and 1996-1 (collectively referred to as the "Trusts" herein) as of September 30, 1997, and we have determined that the Bank maintained an effective internal control structure over financial reporting relative to the servicing of automobile loan receivables owned by the Trusts as of September 30, 1997.

       However, there are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to reliability of financial statements and safeguarding and management of assets. Furthermore, the effectiveness of any internal control structure can change with changes in circumstances.





       Kevin B. Cashen                                 John C.
       Harley
       Senior Vice President                           Senior
       Vice President





       George P. Clancy                                Stephen
       R. Halpin, Jr.
       Executive Vice President                             Executive
       Vice President and
                                                  Chief
       Financial Officer

       November 18, 1997                                    AUTOINTC.LTR